Exhibit 5.1

Date:  November 20, 2013

On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32, Rosh Pina
Israel 12000

Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We are acting as Israeli counsel for On Track Innovations Ltd., an Israeli company (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), pertaining to the registration of an additional 2,500,000 Ordinary Shares nominal value NIS 0.1 per share of the Company (the “Plan Shares”) under the Company’s 2001 Share Option Plan (the “2001 Plan”).

        In rendering our opinion, we have examined, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

        In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

        Based upon and subject to the foregoing, we are of the opinion that the Plan Shares, when issued pursuant to the terms of the 2001 Plan, and the terms of any agreements relating to such issuance, will be upon receipt of the consideration provided for in the 2001 Plan, validly issued, fully paid and nonassessable.

        This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without our prior written consent.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ ZYSMAN AHARONI GAYER & CO., LAW OFFICES

Zysman, Aharoni, Gayer & Co., Law Offices